Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.1

Execution Version

ROYALTY, LICENSE AND TERMINATION AGREEMENT RELATING TO LICENSE AND COLLABORATION AGREEMENT DATED JANUARY 6, 2017

BY AND BETWEEN

TAKEDA PHARMACEUTICAL COMPANY LIMITED

AND

OVID THERAPEUTICS INC.

MARCH 2, 2021

Page

Article 1 – DEFINITIONS	1
Article 2 – TERMINATION OF COLLABORATION AGREEMENT	13
2.1	Termination of Collaboration Agreement13
2.2	Collaboration Expenses13
2.3	Effect of Termination14
2.4	Further Assurances16
2.5	Survival17
Article 3 – CLOSING	17
3.1	Closing Date17
3.2	Closing Actions17
3.3	Conditions Precedent17
Article 4 – LICENSES	17
4.1	Licenses from Ovid to Takeda17
4.2	Ovid Reservation of Rights18
4.3	Takeda Reservation of Rights18
4.4	No Implied Licenses18
Article 5 – RECORDS; DISCLOSURE OF DATA AND RESULTS	18
5.1	Ovid Records; Disclosure of Data and Results18
5.2	Takeda Disclosure18
Article 6 – TRADEMARKS	19
6.1	Trademarks19
Article 7 – PAYMENT	19
7.1	Initial Payment and Milestone Payments19
7.2	Royalty Payments19
7.3	Royalty Period and Royalty Reductions20
7.4	Reconciliation and Settlement21
7.5	Consistency with Accounting Treatment21
7.6	Payment for Third Party Licenses21
7.7	Exchange Rate21

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(continued)

Page

7.8	Taxes21
7.9	Corrections to Calculations22
7.10	Audit22
7.11	Manner of Payment, Late Payment22
7.12	Finance and Accounting Working Group23
Article 8 –– RIGHTS TO PARTICIPATE	23
8.1	Royalty Monetization Transaction Right of Offer.23
8.2	Divestment Transaction Right of Offer.23
Article 9 – INTELLECTUAL PROPERTY MATTERS	24
9.1	Ownership of Inventions24
Article 10 – REPRESENTATIONS AND WARRANTIES; COVENANTS	24
10.1	Mutual Representations and Warranties24
10.2	Additional Representations and Warranties of Ovid25
10.3	NO OTHER REPRESENTATIONS OR WARRANTIES26
10.4	Standstill Provision26
10.5	Restrictions on Transfer.27
10.6	Voting of Shares28
10.7	Exclusivity.29
10.8	Additional Covenants29
Article 11 – CONFIDENTIALITY	29
11.1	Nondisclosure29
11.2	Exceptions30
11.3	Authorized Disclosure30
11.4	Terms of this Agreement31
11.5	Publicity31
11.6	Securities Filings31
11.7	Equitable Relief32
Article 12 – TERM AND TERMINATION	32
12.1	Term32
12.2	Termination32

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(continued)

Page

12.3	Effect of Termination33
Article 13 – DISPUTE RESOLUTION	33
13.1	Exclusive Dispute Resolution Mechanism33
13.2	Resolution by Executive Officers33
13.3	Litigation33
13.4	Preliminary Injunctions33
13.5	Payment Tolling33
13.6	WAIVER OF RIGHT TO JURY TRIAL33
Article 14 – INDEMNIFICATION	34
14.1	Indemnification by Ovid34
14.2	Indemnification by Takeda34
14.3	Indemnification Procedures34
14.4	LIMITATION OF LIABILITY35
Article 15 – NON-COMPETITION	35
15.1	Non-Competition35
Article 16 – MISCELLANEOUS	36
16.1	Notice36
16.2	Designation of Affiliates36
16.3	Assignment37
16.4	Severability37
16.5	English Language37
16.6	Waiver and Non-Exclusion of Remedies37
16.7	Further Assurance37
16.8	Relationship of the Parties38
16.9	Counterparts38
16.10	Construction38
16.11	Governing Laws39
16.12	Entire Agreement39
16.13	Headings39

-iii-

ROYALTY, LICENSE AND TERMINATION AGREEMENT RELATING TO LICENSE AND COLLABORATION AGREEMENT

This Royalty, License and Termination Agreement (this “Agreement”) is made effective as of March 2, 2021 (the “Effective Date”) by and between Takeda Pharmaceutical Company Limited, a company incorporated under the laws of Japan having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”), and Ovid Therapeutics Inc., a company incorporated under the laws of the State of Delaware having its principal place of business at 1460 Broadway, New York, NY 10036, U.S.A. (“Ovid”).  Ovid and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain License and Collaboration Agreement effective as of January 6, 2017 (as amended from time to time, the “Collaboration Agreement”) relating to the development and commercialization of the Compound (as defined below) for the treatment (including prevention and diagnosis) of Orphan CNS Diseases (as defined below); and

WHEREAS, the Parties desire to terminate the Collaboration Agreement with effect from the Closing (as defined below) on the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1– DEFINITIONS

1.1“Accounting Standards” means IFRS, consistently applied by Takeda.

1.2“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.  For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.3“Agreement” has the meaning set forth in the preamble.

1.4“Ancillary Agreement” means the Stock Purchase Agreement, the Quality Agreement and the PVA.

1.5“API” means unformulated Compound in bulk form.

1.6“Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the Federal Food, Drug and Cosmetic Act, (21 U.S.C. § 301 et seq.) (the “FFDCA”), U.S. Patent Act (35 U.S.C. § 1 et seq.), Federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.) (and all applicable statutory exceptions and safe harbors), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.7“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York, U.S., or Japan, are authorized or obligated by Applicable Laws to close.

1.8“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that: (a) the first Calendar Quarter of the Term shall extend from the Closing Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end on the date of expiration or termination of this Agreement.

1.9“Calendar Year” means each twelve (12) month period ending on December 31; provided that: (a) the first Calendar Year of the Term shall begin on the Closing Date and end on December 31, 2021; and (b) the last Calendar Year of the Term shall end on the date of expiration or termination of this Agreement.

1.10“Change of Control” means: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of Ovid, or if the percentage ownership of such person or entity in the voting securities of Ovid is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of Ovid; (b) a merger, consolidation, recapitalization, or reorganization of Ovid is consummated, other than any such transaction, which would result in stockholders or equity holders of Ovid immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party of all or substantially all of Ovid’s assets taken as a whole is effected.  Notwithstanding the foregoing, the sale of shares of preferred or common stock in a financing transaction with the principal purpose of fund raising for Ovid shall not be deemed a “Change of Control.”

1.11“Claim” has the meaning set forth in Section 14.1.

1.12“Clinical Trial” means any human clinical study or trial of a pharmaceutical product in the Field in the Territory.

1.13“Closing” has the meaning set forth in Section 3.1.

1.14“Closing Date” has the meaning set forth in Section 3.1.

1.15“Collaboration Agreement” has the meaning set forth in the first recital.

1.16“Collaboration Period” means the period from January 6, 2017 to the Closing Date.

1.17“Commercialize” or “Commercialization” means all activities undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the Products to customers, as well as pharmacovigilance) of the Products in the Field in the Territory, including sales force efforts, detailing, advertising, marketing, the creation and approval of Promotional Materials, sales and distribution, pricing, customer and government contracting, and medical affairs, including medical education, medical information, clinical science liaison activities, and health economics and outcomes research, but excluding publications and investigator-initiated research studies.  “Commercialize” means to engage in Commercialization activities, and “Commercial” means relating to Commercialization.

1.18[***].

1.19“Compound” means the chemical compound known as soticlestat or TAK-935/OV935, with [***], which is understood as of the Effective Date to be a modulator of the Program Target (the “Lead Compound”), and [***].  For clarity, “Compound” includes any chemical compound with the chemical structure attached hereto as Exhibit A, [***].

1.20“Confidential Information” means all non-public or proprietary Information disclosed by a Party to the other Party under this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form.  Without limiting the foregoing, Confidential Information shall include: (a) the terms and conditions of this Agreement; and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

1.21“Confidentiality Agreement” means the confidentiality agreement between Ovid and Takeda’s Affiliate, Takeda Development Center Americas, Inc., dated June 23, 2015 (as amended).

1.22“Control” means, with respect to any Information, Patent, trademark or other intellectual property right, ownership or possession by a Party, including its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense (on the terms set forth herein) to such Information, Patent, trademark or other intellectual property right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

1.23“Cover” means, with respect to a Patent and a Product, that the manufacture, use, offer for sale, sale or import of a Product, absent a license to such Patent or Product, would infringe a Valid Claim in such Patent; [***]. “Covered” and “Covering” have the correlative meanings.

1.24“Development” means all non-clinical and clinical drug development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, the performance of Clinical Trials, including the Manufacturing of the Products for use in the Clinical Trials, Manufacturing Development, or other activities reasonably necessary in order to obtain or maintain, Regulatory Approval of Products in the Field in the Territory.  “Development” shall exclude all Commercialization activities.  When used as a verb, “Develop” means to engage in Development activities.

1.25“Development Expenses” has the meaning given to such term in the Collaboration Agreement.

1.26“Disclosing Party” has the meaning set forth in Section 11.1.

1.27“Disclosure Period” has the meaning set forth in Section 5.2.

1.28“Dispute” has the meaning set forth in Section 13.1.

1.29“Divestment Notice” has the meaning set forth in Section 8.2(c)(i).

1.30“Divestment Period” has the meaning set forth in Section 8.2(c)(ii).

1.31“Divestment Transaction” has the meaning set forth in Section 8.2(a).

1.32“Drug Product” means a Product that has been manufactured into a final pharmaceutical product, including drug substance (e.g., tablets or granules) for administration to humans in accordance with Applicable Laws, but has not been Packaged for use in Clinical Trials or Commercialization.

1.33“Effective Date” has the meaning set forth in the preamble.

1.34“EMA” means the European Medicines Agency, or any successor agency thereto.

1.35“Estimated Ovid Expenses” has the meaning set forth in Section 2.2(a).

1.36“Estimated Takeda Expenses” has the meaning set forth in Section 2.2(a).

1.37“European Union” or “EU” means the European Union member states as of the Effective Date, and the United Kingdom, Iceland, Liechtenstein, Norway and Switzerland.

1.38“Executive Officers” means, with respect to Takeda, the head or chief officer of the department at Takeda handling the applicable matter, and, with respect to Ovid, the Chief Executive Officer.

1.39“Exploit” or “Exploitation” means to research, make, have made, import, export, distribute, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve or otherwise dispose of.

1.40“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.41“Field” means the treatment (including prevention and diagnosis) of all Orphan CNS Diseases, including, without limitation, (a) Dravet Syndrome (DS); (b) Tuberous Sclerosis (TSC); and (c) Lennox-Gastaut Syndrome (LGS), among others.

1.42“Finance Officers” means, with respect to Takeda, a finance officer designated by Takeda and, with respect to Ovid, a finance officer designated by Ovid.

1.43“Finished Manufacturing” means all activities related to the formulation and filling of API (but excluding any Packaging activities) into Drug Product form suitable for use in Clinical Trials or Commercialization (i.e., bottles or blisters), in accordance with Applicable Laws.

1.44“Finished Product” means Drug Product that has been Packaged into form suitable for use in clinical trials or for commercial purposes (i.e., bottles or blisters), including samples, in accordance with Applicable Laws.

1.45“First Commercial Sale” means, with respect to a Product and a country, the first commercial sale for monetary value of such Product in such country by Takeda, its Affiliates or its or their respective (sub)licensees to a Third Party after all Regulatory Approvals (other than pricing approval) for such Product have been obtained in such country.

1.46“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.47“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

1.48“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board and as they may be updated for time to time.

1.49“IND” means an Investigational New Drug application as defined in the FFDCA, as amended, and applicable regulations promulgated hereunder by the FDA, or a clinical trial authorization application for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.50“Indemnifying Party” has the meaning set forth in Section 14.3(a).

1.51“Indemnitee” has the meaning set forth in Section 14.3(a).

1.52“Information” means information; Inventions; discoveries; compounds; compositions; formulations; formulas; practices; procedures; processes; methods; knowledge; trade secrets; technology; techniques; designs; drawings; correspondence; computer programs; documents; apparatus; results; strategies; regulatory documentation; information and submissions pertaining to, or made in association with, filings with any Regulatory Authority or patent office; data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data and descriptions; devices; assays; chemical formulations; specifications; material, product samples and other samples; physical, chemical and biological materials and compounds; and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.53“Initial Payment” has the meaning set forth in Section 7.1(a).

1.54“Inventions” means any and all inventions, discoveries and developments, whether or not patentable, made, conceived or reduced to practice in the course of performance of this Agreement or the Collaboration Agreement that are necessary or useful in the Exploitation of the Compound or a Product, whether made, conceived or reduced to practice solely by, or on behalf of, Takeda, Ovid, the Parties jointly, or any Affiliate of the same.

1.55“Joint Inventions” means all right, title and interest to Inventions conceived and reduced to practice, or otherwise created by personnel of Ovid or its Affiliates together with personnel of Takeda or its Affiliates.

1.56“Joint IP” has the meaning set forth in Section 2.3(c)(iv).

1.57“Joint Patent” means any Patent application claiming a Joint Invention, which is filed by a Party or its Affiliate after January 6, 2017, together with any resulting Patent.

1.58“Labeling” means the healthcare professional information or patient information used in the Territory that is part of the Product NDA, including the package insert, medication guides, company core safety information (CCSI) and company core data sheet (CCDS).

1.59“Lead Compound” has the meaning set forth in the definition of “Compound”.

1.60“Losses” has the meaning set forth in Section 14.1.

1.61“Manufacture” or “Manufacturing” means all activities related to the manufacturing of Drug Product, including the manufacture of any ingredient used therein (including API), for Development or Commercialization in the Territory, in-process and Drug Product testing, validation, release of Drug Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Drug Product, ongoing stability tests and regulatory activities related to any of the foregoing.  For the avoidance of doubt,

Manufacturing shall include Finished Manufacturing of Drug Product, but shall not include the Packaging of Drug Product into Finished Product for use in Clinical Trials or Commercialization.

1.62“Manufacturing Development” means any of the following with respect to the Compound or a Product:  manufacturing process development, process improvements and any analytical development or validation associated with such development or improvements.

1.63“Marketing Approval” means with respect to a country, all Regulatory Approvals required to market and sell the Product in such country as granted by the relevant Regulatory Authority, including and any such pricing, labeling or reimbursement approvals, as applicable.

1.64“Milestone Payments” has the meaning set forth in Section 7.1(b).

1.65“NDA” means a New Drug Application or supplemental New Drug Application as contemplated by Section 505(b) of the FFDCA, as amended, and the regulations promulgated thereunder, submitted to the FDA pursuant to Part 314 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto or an application for Regulatory Approval of a product filed with a Regulatory Authority in any jurisdiction outside the U.S.

1.66“Net Sales” means, with respect to any Product, the gross amounts invoiced by Takeda, its Affiliates and its respective (sub)licensees for sales of such Product to unaffiliated Third Parties, less the following deductions, to the extent reasonable and customary, provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(a)cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

(b)credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Product, including in connection with recalls, and the actual amount of any write-offs for bad debt up to [***] of gross invoiced amounts in any period (provided that any amount subsequently recovered will be treated as Net Sales), and retroactive price reductions;

(c)packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of such Product, and any customary payments with respect to the Product actually made to wholesalers or other distributors (including any specialty pharmacies), in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized;

(d)taxes (other than income taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of such Product, including VAT, excise taxes and sales taxes, Takeda, its Affiliates or (sub)licensees, as applicable, allocate to sales of such Product in accordance with Takeda’s, its Affiliates’ or (sub)licensees’ standard policies and procedures consistently applied across its products, as applicable; and

(e)any sales, credits or allowances given or made with respect to Products for wastage replacement, indigent patient, Clinical Trial and any unpaid compassionate or named patient, charitable or humanitarian programs.

Notwithstanding the foregoing, amounts invoiced by Takeda, its Affiliates, or its respective sublicensees for the sale of such Product among Takeda, its Affiliates or its respective sublicensees for resale shall not be included in the computation of Net Sales hereunder.  In any event, any amounts invoiced by Takeda, its Affiliates, or its sublicensees shall be accounted for only once.  For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded as a sale by Takeda, its Affiliates and its sublicensees in accordance with the Accounting Standard.  For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales.  Net Sales shall exclude any samples of Product transferred or disposed of at no expense for promotional or educational purposes.  For the avoidance of doubt, and for all purposes under this Agreement, Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by Takeda, its Affiliates and its sublicensees in the relevant country in the Territory, but in any event in accordance with the Accounting Standard, as consistently applied in such country in the Territory.

The Net Sales of any combination Product:

(x)for which the original Product and the other active ingredient(s) of such combination Product which are not included in the single active original Product, are each sold separately by Takeda, or any of its Affiliates or sublicensees, in such country, then Net Sales for such combination Product in such country shall be calculated by multiplying actual Net Sales of such combination Product in such country by the fraction A/(A+B), where A is the average Net Sales price of the original Product containing the single active ingredient(s) as sold separately by Takeda or any of its Affiliates or sublicensees in such country, and B is the average net sales (calculated in a manner analogous to the manner in which Net Sales are calculated as set forth above) price of the other active ingredient(s) in the combination Product as sold separately by Takeda or any of its Affiliates or sublicensees in such country;

(y)for which (i) the single active ingredient of the original Product of such combination Product is/are sold separately by Takeda or any of its Affiliates or sublicensees in such country and (ii) the other active ingredient(s) in the combination Product is/are not sold separately by Takeda or any of its Affiliates or sublicensees in such country, then Net Sales for such combination Product in such country shall be calculated by multiplying actual Net Sales of such combination Product in such country by the fraction A/D, where A is the average Net Sales price of the original Product containing the single active ingredient of the Product as the only active ingredient(s), as sold separately by Takeda or any of its Affiliates or sublicensees in such country, and D is the average Net Sales price of the combination Product as sold separately by Takeda or any of its Affiliates or sublicensees in such country; and

(z)for which neither clause (x) nor clause (y) above is applicable, the Parties shall determine Net Sales for such combination Product in such country by mutual agreement based on the relative contribution of the single active ingredient in the original Product and the other active ingredient(s) in the combination Product.

1.67“Orphan CNS Diseases” means a CNS or neurological disease or disorder that affects fewer than two hundred thousand (200,000) people in the U.S.

1.68“Ovid” has the meaning set forth in the preamble.

1.69“Ovid House Marks” means the Ovid name and logo in all forms.

1.70“Ovid Indemnitee” has the meaning set forth in Section 14.2.

1.71“Ovid Intellectual Property” means, collectively, Ovid Know-How, Ovid Patents, Ovid House Marks and Ovid’s interest in any Product Trademarks.

1.72“Ovid Know-How” means all Information that:  (a) is Controlled by Ovid as of the Effective Date or during the Term (other than that developed or created during the Collaboration Period or owned jointly by Ovid and Takeda); and (b) either (i) is reasonably necessary to Exploit the Compound or a Product in the Field in the Territory or (ii) was used by Ovid prior to the Closing Date in the Exploitation of a Compound or a Product in the Field.

1.73“Ovid Patents” means all Patents (other than Joint Patents and Joint Inventions) that:  (a) are Controlled by Ovid as of the Effective Date or during the Term; and (b) are reasonably necessary to Exploit the Compound or a Product in the Field in the Territory.  The Ovid Patents as of the Effective Date are set forth on Exhibit C.

1.74“Packaged” means that Drug Product has been subject to complete Packaging.

1.75“Packaging” means all activities related to the packaging and application of the approved Labeling for Finished Product.

1.76“Party” has the meaning set forth in the preamble.

1.77“Patents” means all patents in any jurisdiction, including any utility or design patent, and all applications thereof, including any provisional application; any other patent or patent application claiming priority directly or indirectly to:  (a) any such specified patent or patent application; or (b) any patent or patent application from which such specified patent or patent application claim direct or indirect priority; and (c) all divisionals, continuations, continuations-in-part, registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of (a) or (b).

1.78“Payments” has the meaning set forth in Section 7.8.

1.79“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.80“Pre-Closing Period” has the meaning set forth in Section 10.7.

1.81“Product” means any pharmaceutical product comprising (a) the Lead Compound, or any other Compound, as the therapeutically active agent, either alone or in combination with other therapeutically active ingredients, in any formulation or mode of administration; and (b) the applicable delivery device that is intended to deliver such Compound, if any.

1.82“Product IND” means any IND filed in the Territory related to a Product, in existence as of the Effective Date, including any supplements or amendments thereto.  The Product INDs as of the Effective Date are set forth on Exhibit B.

1.83“Product Liabilities” means all losses, damages, fees, costs and other liabilities incurred by a Party, its Affiliate or its sublicensee and resulting from or relating to the any use of a Compound and/or a Product in a human (including in Clinical Trials and/or pursuant to Commercialization) in the Territory, other than any losses, damages, fees, costs and other liabilities that are a result of a Party’s, its Affiliates’ or its sublicensee’s negligence, willful misconduct or breach of such Party’s representations and warranties made hereunder.  For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and costs relating to any claim or potential claim against a Party, its Affiliate, or its sublicensee.  Product Liabilities shall not include liabilities associated with recalls and/or the voluntary or involuntary withdrawal of the Compound and/or a Product.

1.84“Product NDA” means any NDA filed in the Territory seeking Marketing Approval for a Product in the Field or any indication in the Field, filed with a Regulatory Authority during the Term, including any supplements or amendments thereto.

1.85“Product Trademarks” mean, collectively, all trademarks used in connection with the Commercialization of a Product as of the Effective Date or during the Term.

1.86“Program Target” means Cholesterol 24-hydroxylase (CH24H)[***].

1.87“Promotional Materials” means all written, printed, graphic, electronic, audio or video presentations of information, including journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, disease awareness materials, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items, if appropriate) intended for use or used by or on behalf of Takeda, its Affiliates or its sublicensees in connection with the Commercialization of a Product in the Territory.

1.88“PVA” means the Pharmacovigilance Agreement for Handling of Safety Information, by and between the Parties, dated January 3, 2018.

1.89“Quality Agreement” means the Quality Assurance Agreement, by and between Takeda Pharmaceuticals International, Inc. and Ovid, dated as of January 28, 2019.

1.90“Quarterly Report” has the meaning set forth in Section 7.4(a).

1.91“Receiving Party” has the meaning set forth in Section 11.1.

1.92“Regulatory Approval” means any approval or authorization, including pricing and reimbursement approvals, of any Regulatory Authority that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product in accordance with Applicable Laws.

1.93“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval, including in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over a Product; in the EU, the EMA or any competent Governmental Authority in the EU, and in Israel, the Israeli Ministry of Health or any competent Governmental Authority in Israel.

1.94“Regulatory Exclusivity” means, with respect to each Product in any country in the Territory, exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country, such as new chemical entity exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing exclusivity, including any such periods listed in the FDA’s Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/ED, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (ED) No. 141/2000 on orphan medicines, Parliament and Council Regulation (ED) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.

1.95“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals or other submissions, including any written correspondence or meeting minutes, made to, made with, or received from the FDA that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in the Territory.  Regulatory Materials include the Product INDs and the Product NDAs, and amendments and supplements thereto.

1.96“Relevant Service Providers” has the meaning set forth in Section 16.7(b)

1.97“Restricted Period” has the meaning set forth in Section 10.5(a).

1.98“Royalty Monetization Notice” has the meaning set forth in Section 8.1(c)(i).

1.99“Royalty Monetization Period” has the meaning set forth in Section 8.1(c)(ii).

1.100“Royalty Monetization Transaction” has the meaning set forth in Section 8.1(a).

1.101“Royalty Payments” has the meaning set forth in Section 7.2.

1.102“Royalty Term” means, with respect to each Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such country and ending on the later to occur of:  (a) the expiration, invalidation or abandonment of the last-to-expire Valid Claim of a Takeda Patent or Joint Patent in such country and (b) the [***] anniversary of the First Commercial Sale of such Product in such country.

1.103“SEC” means the Securities and Exchange Commission.

1.104“Shares” means the shares of common stock of Ovid.

1.105“Settlement Date” means March 31, 2021.

1.106“Specified Transferred Materials” means the Information, embodiments of the Ovid Intellectual Property, materials, data and know how to be transferred to Takeda at the Closing and that is set forth on Schedule 2.3(c)(i).

1.107“Stock Purchase Agreement” means the stock purchase agreement, by and between the Parties, dated as of January 6, 2017.

1.108“Takeda” has the meaning set forth in the preamble.

1.109“Takeda House Marks” means the Takeda name and logo in all forms.

1.110“Takeda Indemnitee” has the meaning set forth in Section 14.1.

1.111“Takeda Intellectual Property” means, collectively, Takeda Know-How, Takeda Patents, Takeda House Marks and Takeda’s interest in any Product Trademarks.

1.112“Takeda Know-How” means all Information during the Term that (a) is Controlled by Takeda; and (b) either (i) is reasonably necessary to Exploit the Compound or a Product in the Field in the Territory or (ii) is (or was) used by Takeda during the Term or prior to the Effective Date in the Exploitation of a Compound or a Product.

1.113“Takeda Patents” means all Patents in the Territory Controlled by Takeda as of the Effective Date or during the Term that:  (a) claim the composition of matter of, or the method of making or using, a Product; or (b) are otherwise reasonably necessary to Exploit the Compound or a Product in the Field in the Territory.  The Takeda Patents as of the Effective Date are set forth on Exhibit D.

1.114“Term” has the meaning set forth in Section 12.1.

1.115“Termination Date” has the meaning set forth in Section 12.2(b).

1.116“Territory” means worldwide.

1.117“Third Party” means a Person other than Takeda and Ovid and their respective Affiliates.

1.118“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities beneficially owned by such Person or of any interest (including any voting interest) in any securities beneficially owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect beneficial ownership of securities is a Transfer of such securities for purposes of this Agreement; provided that nothing herein shall be deemed to prohibit a Change of Control of Takeda.

1.119“Valid Claim” means:  (a) a claim in an issued Patent that has not: (i) expired or been cancelled; (ii) been revoked, (iii) been declared, or admitted through reissue, disclaimer or otherwise, to be invalid or unenforceable; or (iv) been abandoned; or (b) a claim under any application for a Patent, in any case, that has not been cancelled, revoked, withdrawn from consideration, held invalid, finally determined to be unallowable by the applicable Governmental Authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned and which has not been pending for more than [***] from the date of its first filing.

1.120“Voting Agreement Duration” has the meaning set forth in Section 10.6.

Article 2– TERMINATION OF COLLABORATION AGREEMENT

2.1Termination of Collaboration Agreement

.  On the terms and subject to the conditions of this Agreement, and notwithstanding anything in the Collaboration Agreement to the contrary, the Parties hereby agree that, with effect from the Closing, the Collaboration Agreement shall be terminated and:

(a)Except for the provisions of the Collaboration Agreement expressly stated to survive the termination of the Collaboration Agreement pursuant to Section 2.5 below, all the provisions of the Collaboration Agreement (including any which are expressly stated as surviving its termination pursuant to Section 12.9 of the Collaboration Agreement or otherwise, or which might have done so by implication) shall be terminated and of no further force or effect; and

(b)all rights and obligations of each Party (including all licenses granted) under the Collaboration Agreement will cease and be of no further force or effect.

2.2Collaboration Expenses

.

(a)Set forth on Schedule 2.2(a) hereto are the Development Expenses that have accrued or are expected to accrue as of the Settlement Date.  No later than the [***], each of the Finance Officers of Ovid and Takeda shall agree on an estimate of the Development Expenses that will accrue, or will have accrued, under the Collaboration Agreement as of the Settlement Date and will determine a good faith estimate of (i) the Development Expenses incurred or to be incurred by Takeda as of the Settlement Date (the “Estimated Takeda Expenses”) and (ii) the Development Expenses incurred or to be incurred by Ovid as of the Settlement Date (the “Estimated Ovid Expenses”), provided that in no event shall (A) Development Expenses estimated by Takeda on such revised schedules exceed the amounts set forth on Schedule 2.2(a), or (B) Development Expenses estimated by Ovid on such revised schedules exceed the amounts set forth on Schedule 2.2(a) by more than [***] in the aggregate.  If the Estimated Ovid Expenses exceed the Estimated Takeda Expenses, Takeda shall pay an amount equal to [***] of such excess to Ovid on the Closing Date.  If the Estimated Takeda Expenses exceed the Estimated Ovid Expenses, Ovid shall pay an amount equal to [***] of such excess to Takeda on the Closing Date.  For clarity, with respect to [***] the calculation of Estimated Takeda Expenses or Estimated Ovid Expenses, as applicable.

(b)Within [***] after the Settlement Date, each Party shall provide a written report to the other Party’s Finance Officer setting forth a final total of the Development Expenses that accrued as of the Settlement Date.  Within [***] after receipt of such report, the Finance Officers shall confer and agree in writing on whether a net settlement payment is due from Takeda to Ovid or Ovid to Takeda (taking into account any payments made pursuant to Section 2.2(a)), such that each Party shall be responsible for [***] of the Development Expenses; provided that with respect to any amounts incurred by a Party that exceed (i) in the case of the Development Expenses incurred by Takeda, the Estimated Takeda Expenses listed on Schedule 2.2(a), and (ii) in the case of the Development Expenses incurred by Ovid, [***] of the amount of Estimated Ovid Expenses listed on Schedule 2.2(a), the incurring Party shall be solely responsible for such costs, and such excess costs shall not be included in the calculation of any net settlement payment.  The Party obligated to pay such net settlement payment shall make such payment to the other Party within [***] following the end of such [***] conferral period.

(c)From the Closing Date until the date that is [***] thereafter (or in the case of agreements that are unable to be assigned under Section 2.3(c)(iii) or that are subject to Section 2.3(c)(v)(A) or (B), for such other period as the Parties may agree in writing), Ovid may, with the prior written consent of Takeda, incur expenses for which Takeda is responsible under this Agreement in connection with Ovid’s performance of its obligations under Section 2.3.  No later than [***] following the Closing Date, Ovid shall provide to the Finance Officer of Takeda a written report of all such expenses incurred in accordance with this Section 2.2(c).  Within [***] after receipt of such report by Takeda, the Finance Officers shall confer and agree in writing on whether any payment is due from Takeda to Ovid.  Takeda shall pay any such amount to Ovid within [***] following the end of such [***] conferral period.

2.3Effect of Termination

.  Upon termination of the Collaboration Agreement in accordance with Section 2.1 (and without prejudice to Section 2.1), the following consequences shall apply:

(a)notwithstanding anything contained in the Collaboration Agreement to the contrary, all rights and licenses granted in the Collaboration Agreement to Ovid shall terminate and shall revert back to Takeda, and, except as otherwise necessary to wind-down its activities under the Collaboration Agreement in accordance with this Section 2.3 or to transfer such activities to Takeda in accordance with this Section 2.3, Ovid shall cease any and all Exploitation, Development and Commercialization activities with respect to the Products;

(b)Takeda shall have all rights, on a fully paid-up and royalty-free basis (except as provided in Section 7.2), itself or with a Third Party or through a Third Party sublicensee, to Exploit, Develop, Manufacture and Commercialize any Product at Takeda’s sole discretion in the Field in the Territory;

(c)the members of the Collaboration Governance Board, the Joint Development Committee and the Joint Commercialization Committee that were formed under the Collaboration Agreement shall coordinate the wind-down of Ovid’s efforts under the Collaboration Agreement (including the wind-down of themselves) as soon as reasonably practicable after the Closing Date and shall use their respective best efforts to complete such wind-

down within [***] after the Closing Date (and in any event shall complete such wind-down within [***] after the Closing Date), including:

(i)on the Closing Date, Ovid shall provide to Takeda the Specified Transferred Materials;

(ii)promptly following the Closing Date (and in any event within [***] after the Closing Date), to the extent not provided on the Closing Date, as applicable and to the extent permitted under any applicable Third Party contract (if not permitted, stating the reasons thereof), Ovid shall provide to Takeda (A) any Information, including copies of all Clinical Trial data and results, and the like developed by or for the benefit of Ovid relating to a Product; (B) other documents (including all expired agreements and related data developed thereunder) to the extent relating to the Products that are necessary in the continued Exploitation, Development, Commercialization and Manufacture of a Product (including material documents and agreements relating to the sourcing and Manufacture of a Product for sale, promotion, distribution, or use of a Product) throughout the Territory; and (C) any tangible embodiments of the Ovid Intellectual Property that are reasonably necessary for, used in or held for use in Takeda’s Exploitation of the Products;

(iii)on the Closing Date, Ovid shall assign to Takeda the agreements that are set forth in Schedule 2.3(c)(iii); provided that if such assignment is not permitted under the relevant agreement: (A) Ovid shall provide to Takeda the benefit of such non-assignable agreement, at Takeda’s expense, to the extent permitted under the terms of such non-assignable agreement; or (B) to the extent not permitted under the terms of such non-assignable agreement, the Parties shall discuss in good faith an alternative solution to enable Takeda to receive, at Takeda’s expense, the benefit of the terms of such non-assignable agreement;

(iv)on the Closing Date, Ovid shall assign to Takeda all of its right, title and interest in, to and under all (A) Joint Inventions, (B) Joint Patents and (C) intellectual property rights developed or created during the Collaboration Period and owned jointly by Ovid and Takeda as of the Closing Date and used in connection with or related to the Exploitation of a Product in the Field in the Territory ((A), (B) and (C), collectively, the “Joint IP”), in each case including (1) the rights to all causes of action (whether known or unknown or whether currently pending, filed or otherwise) and other enforcement rights under, or on account of, any of the Joint IP, including the right to sue and recover damages and obtain equitable relief for past, present and future infringement, misappropriation, dilution or other violation, (2) all rights to collect past and future income, royalties, damages and other payments now or hereafter due or payable under or on account of any of the Joint IP, (3) the right to prosecute, register, maintain and defend the Joint IP before any public or private agency, office or registrar, (4) the right, if any, to claim priority based on the filing dates of the Joint IP under any law, including under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, the Paris Convention and all other treaties of like purposes, (5) the right to fully and entirely stand in the place of Ovid in all matters related to the Joint IP and (6) all other rights corresponding to the Joint IP throughout the respective countries in which Ovid holds rights in the Joint IP.  Takeda hereby grants to Ovid a worldwide, irrevocable, perpetual, fully-paid up, royalty-free, non-exclusive license, with the right to grant sublicenses under any Joint IP (other than

Patents, trademarks and domain names) that was used by Ovid prior to the Closing Date for all uses and all purposes, [***];

(v)promptly after Closing (and in any event within [***] after the Closing Date), Ovid shall assign to Takeda all other agreements not set forth on Schedule 2.3(c)(iii) to which Ovid, or its Affiliate, and a Third Party are parties, and that cover or govern the Exploitation, Development, Commercialization and Manufacturing activities conducted in connection with a Product; provided that (A) if such assignment is not permitted under the relevant agreement, or (B) if such agreement also relates to, or is necessary for other products or programs of Ovid, then (1) Ovid shall provide to Takeda the benefit of such non-assignable agreement or such shared agreement (as applicable), at Takeda’s expense, to the extent permitted under the terms of such non-assignable agreement or such shared agreement (as applicable); or (2) to the extent not permitted under the terms of such non-assignable agreement, the Parties shall discuss in good faith an alternative solution to enable Takeda to receive, at Takeda’s expense, the benefit of the terms of such non-assignable agreement; and

(vi)promptly after Closing (and in any event within [***] after the Closing Date), to the extent not already assigned to Takeda pursuant to Section 2.3(c)(iii) or (v), Ovid shall assign to Takeda any license, sublicense or other right granted by Ovid to a Third Party under the Ovid Intellectual Property in connection with the Exploitation of any Product in the Territory, under the Takeda Intellectual Property or under the Joint IP;

(d)each of the PVA and the QA shall remain in full force and effect until [***] following the Closing Date, and shall automatically terminate at such time and all rights and obligations of each Party under each of the PVA and the QA will cease and be of no further force or effect, except for such rights and obligations that are expressly stated therein to survive the termination of such Ancillary Agreement, including pursuant to Section 4.10 of the PVA; provided that if, following such termination date, Ovid receives any inquiry or obtains any information that would have been subject to the PVA or the QA when such agreements were in force, Ovid will promptly communicate such information or inquiry to Takeda, and shall cooperate and provide reasonable assistance to Takeda, at Takeda’s expense, in addressing such inquiry or dealing with such information.  In addition and for clarity, in the event of any inconsistency between this Agreement and any Ancillary Agreement, the terms contained in this Agreement shall control; and

(e)on the Closing Date, Section 6 of the Stock Purchase Agreement shall automatically terminate and all rights and obligations of each Party under Section 6 of the Stock Purchase Agreement will cease and be of no further force or effect.

2.4Further Assurances

.  Without prejudice to Section 16.7, Ovid shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights to such Product(s) hereunder to Takeda.  If at any time following the Closing, Takeda becomes aware and notifies Ovid in writing of, or Ovid otherwise becomes aware of any items that were required to have been transferred, conveyed, assigned or delivered to Takeda pursuant to Section 2.3 and were not so transferred, conveyed, assigned or delivered, Ovid shall take, and shall cause its Affiliates to take, such actions as Takeda may reasonably request to effectuate the transfer, conveyance, assignment or delivery of all such items to Takeda.

2.5Survival

.  The following provisions of the Collaboration Agreement shall survive its termination pursuant to this Article 2 for the period of time specified therein (or, if no such period is specified, indefinitely): Articles 1, 13 (excluding 13.2(b)) and 14, and Sections 8.11, 10.5, 11.1 through 11.4 (inclusive), 11.6, 11.8, 12.8, 15.2 through 15.5 (inclusive), and 15.7 through 15.16 (inclusive).

Article 3– CLOSING

3.1Closing Date

.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time no later than the [***] after the condition to Closing set forth in Section 3.3(a) has been satisfied or waived in writing, unless another date or time is agreed to in writing by the Parties.  The date on which the Closing is actually held is referred to herein as the “Closing Date”.

3.2Closing Actions

.  At the Closing:

(a)Takeda shall deliver to Ovid the Initial Payment in accordance with Section 7.11; and

(b)Ovid shall (i) deliver to Takeda the Specified Transferred Materials, (ii) duly executed assignments of the agreements referred to in Section 2.3(c)(iii), (iii) duly executed long-form and short-form assignments of the intellectual property rights referred to in Section 2.3(c)(iv) and (iv) the Regulatory Materials contemplated by Section 10.2(k).

3.3Conditions Precedent

.

(a)The termination of the Collaboration Agreement in accordance with Article 2 and the respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Takeda and Ovid), at or prior to the Closing, of the following condition: any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b)Each of the representations and warranties of Ovid set forth in Section 10.2 are true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Ovid shall deliver to Takeda a certificate, dated as of the Closing Date and signed by a duly authorized officer of Ovid, stating the same.

Article 4– LICENSES

4.1Licenses from Ovid to Takeda

.  The Ovid Intellectual Property as of the Effective Date is set forth on Exhibit E. To the extent that Ovid, at any time during the Term, Controls any Ovid Intellectual Property, subject to the terms and conditions of this Agreement, Ovid hereby grants to Takeda:

(a)an exclusive (even as to Ovid), perpetual, transferable, fully paid-up, royalty-free (except as provided in Section 7.2) license in the Field, with the right to grant sublicenses, under the Ovid Intellectual Property  to Exploit, Develop, Commercialize and Manufacture any Product in the Territory during the Term; and

(b)a non-exclusive, perpetual, transferable license, with the right to grant sublicenses, under any Ovid Intellectual Property that constitutes an improvement to the Takeda Intellectual Property, to Exploit any compound (excluding the Compound).

4.2Ovid Reservation of Rights

. To the extent that Ovid has at any time during the Term any Ovid Intellectual Property, Ovid shall own and retain all right, title and interest in such Ovid Intellectual Property subject to the licenses and other rights granted to Takeda hereunder.

4.3Takeda Reservation of Rights

.  Takeda shall own and retain all right, title and interest in the Takeda Intellectual Property.

4.4No Implied Licenses

.  No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise.  All licenses and rights are or shall be granted only as expressly provided in this Agreement.  All rights not expressly granted by a Party under this Agreement are reserved by the Party and may not be used by the other Party for any purpose.

Article 5– RECORDS; DISCLOSURE OF DATA AND RESULTS

5.1Ovid Records; Disclosure of Data and Results

.  In conformity with standard pharmaceutical industry practices and the terms and conditions of this Agreement, Ovid shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted during the Collaboration Period for a minimum of [***] following the end of the Calendar Year to which they pertain and, upon Takeda’s written request, shall send legible copies of the aforesaid to Takeda for a minimum of [***] following the Closing Date.  Upon reasonable advance notice, at the request of Takeda, Ovid agrees to make its employees and consultants reasonably available at their respective places of employment to consult with Takeda on issues arising in connection with the activities conducted during the Collaboration Period.  Ovid shall promptly and fully disclose to Takeda in writing all data, including preclinical data, Clinical Trial data, formulation data and manufacturing data generated by or on behalf of Ovid with respect to the Products in the Field (including any such data set forth on Schedule 5.1) unless Takeda has confirmed that such data is already in Takeda’s possession.

5.2Takeda Disclosure

.  During the period commencing on the Closing Date and ending on [***] (the “Disclosure Period”), on at least a [***] Takeda shall promptly and fully disclose to Ovid in writing any material developments regarding the Development of the Products in the Field.  Takeda shall reasonably cooperate with Ovid in responding to Ovid’s reasonable inquiries in connection with any such disclosure, to the extent reasonably necessary for Ovid to comply with its SEC reporting obligations.  Additionally, during the Disclosure Period, Takeda shall notify Ovid prior to making any public announcement regarding the Products that would reasonably be likely to impact the timing of a Milestone Payment under Section 7.1(b)(i) through (iv), including the issuance of a clinical hold or the announcement of negative clinical data.

Article 6– TRADEMARKS

6.1Trademarks

.

(a)Ownership.  Takeda shall continue to own, throughout the world, all Takeda House Marks.  Ovid shall continue to own, throughout the world, all Ovid House Marks.

Article 7– PAYMENT

7.1Initial Payment and Milestone Payments

.

(a)Initial Payment.  Upon the Closing, and in consideration for the termination of the Collaboration Agreement, Takeda shall pay to Ovid an amount in cash equal to one hundred ninety six million US dollars ($196,000,000) (the “Initial Payment”).

(b)Milestone Payments.  Takeda shall pay to Ovid the following [***] milestone payments within [***] following and subject to the first occurrence of each event set forth below (the “Milestone Payments”):

(i)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(ii)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(iii)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(iv)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(v)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(vi)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(vii)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(viii)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

(ix)Upon and subject to [***], Takeda shall pay to Ovid an amount in cash equal to [***].

7.2Royalty Payments

.  Following the Closing, in consideration for the license granted by Ovid to Takeda pursuant to Section 4.1(a), Takeda shall pay to Ovid tiered royalties as percentages of Net Sales of the Product (in any indication) in each Calendar Year (the “Royalty Payments”). The Royalty Payments shall, subject to Section 7.3, be calculated as follows:

(a)in respect of Takeda’s [***] up to (but excluding) [***];

(b)in respect of Takeda’s [***] up to (but excluding) [***];

(c)in respect of Takeda’s [***] up to (but excluding) [***];

(d)in respect of Takeda’s [***] up to (but excluding) [***];

(e)in respect of Takeda’s [***] up to (but excluding) [***]; and

(f)in respect of Takeda’s [***], twenty percent (20%).

For the avoidance of doubt, if Takeda’s [***] are equal to [***], the Royalty Payments in respect of such [***] will be an aggregate amount equal  to [***].  For clarity, Takeda’s obligation to pay royalties to Ovid pursuant to this Section 7.2 shall apply to all Net Sales of the Product, including Net Sales of Product for use outside of the Field.

7.3Royalty Period and Royalty Reductions

.

(a)The Royalty Payments in respect of any Product in any country shall be payable during the applicable Royalty Term for such Product in such country.

(b)In any Calendar Quarter during the applicable Royalty Term that a Product is not Covered by a Valid Claim of a Takeda Patent or Joint Patent in a country where such Product is sold, then the Royalty Payments in respect of such Product in such country will be reduced by [***].  Notwithstanding the foregoing, on a country-by-country basis, if, during the applicable Royalty Term, a Product is [***] in such country prior to the [***] anniversary of First Commercial Sale of such Product, then the royalty will only be reduced under this Section 7.3(b) by [***] until the earlier of (i) the [***] of the First Commercial Sale of such Product in such country or (ii) the expiration of Regulatory Exclusivity in such country for such Product.

(c)If, in any country, a Product is [***] one or more Generic Products enter(s) the market and compete(s) with a Product, then the Royalty Payments in respect of such Product in such country will be reduced by [***] of such Product and all Generic Products in such country.  For purposes of this Section 7.3(c), a “Generic Product” means, with respect to a particular Product and in respect of any country, a pharmaceutical product that (a) is sold in such country by a Third Party that is not a (sub)licensee of Takeda or its Affiliates, and where such Third Party did not purchase or acquire such product in a chain of distribution that included any of Takeda or its Affiliates or (sub)licensees, and (b) has received Regulatory Approval (with all references in the definition Regulatory Approval to “Product” to be deemed references to such pharmaceutical product) in such country for the same indication as the applicable Product as a “generic drug”, “generic medicinal product”, “bioequivalent,” or similar designation of interchangeability by the applicable Regulatory Authority in such country, where such approval referred to or relied on the approved NDA (or equivalent in the applicable jurisdiction) for such Product in such jurisdiction, or the data contained or referenced in such NDA (or equivalent in the applicable jurisdiction).

(d)The maximum aggregate reduction applicable to any Royalty Payments in any Calendar Quarter during the applicable Royalty Term in any country pursuant to Sections 7.3(b) and 7.3(c) shall be [***].

7.4Reconciliation and Settlement

.

(a)Within [***] after the end of each Calendar Quarter, Takeda shall make the Royalty Payments to Ovid and provide a written report to Ovid’s Finance Officer setting forth Takeda’s Net Sales of the Product in such Calendar Quarter and Takeda’s calculation of the Royalty Payments in respect of such Calendar Quarter (each, a “Quarterly Report”). Each Quarterly Report shall specify in reasonable detail all Net Sales of Takeda and the calculation of the Royalty Payments, and, if requested by Ovid, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [***] or with respect to which documentation is otherwise reasonably requested.

(b)For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Net Sales, even if such cost or expense falls into more than one of the cost categories included in Net Sales.

7.5Consistency with Accounting Treatment

.  All calculations of Net Sales hereunder shall be made in accordance with Accounting Standards, including the provisions thereof regarding expense and revenue recognition, as applied by Takeda consistently with their application in its external financial reporting.

7.6Payment for Third Party Licenses

.  Takeda shall be entitled to deduct from any Royalty Payments otherwise payable pursuant to Section 7.2 an amount equal to [***] of any royalties owed to any Third Party for patent rights of such Third Party that Takeda determines, based on the advice of counsel, are necessary for the Exploitation of a Product in the Field in the Territory.  For clarity, the maximum aggregate reduction applicable to any Royalty Payments in any Calendar Quarter during the applicable Royalty Term in any country pursuant to Sections 7.3(b) and 7.3(c) and this Section 7.6, shall be [***].

7.7Exchange Rate

.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement shall be calculated in accordance with Takeda’s standard policy, which is in accordance with Accounting Standards.

7.8Taxes

.  The amounts payable pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Laws. Takeda shall deduct and withhold from the Payments any taxes that it is required by Applicable Laws to deduct or withhold. Notwithstanding the foregoing, if Ovid is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to Takeda or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Takeda of its obligation to withhold tax. In such case Takeda shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Takeda is in receipt of evidence, in a form reasonably satisfactory to Takeda, for example Ovid’s delivery of all applicable documentation at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Takeda withholds any amount, it shall pay to Ovid the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send Ovid proof of such payment within [***] following that payment.  If Takeda assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 16.3 and if such Affiliate or Third Party shall be required by Applicable Law to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement shall be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, Ovid receives an amount equal to the sum it would have received had no such assignment been made. The foregoing sentence shall not apply to any additional taxes withheld for which Ovid may obtain a foreign tax credit.

7.9Corrections to Calculations

.  In the event Takeda discovers a need for correction in calculating the amount of Net Sales made by Takeda during any previous Calendar Quarter, it shall promptly notify Ovid of such discovery.  The Parties shall then discuss the validity and appropriateness of the correction.  If the Parties agree that such correction should be made and collectively verify the amount to be corrected (or if correction is identified by an auditor pursuant to any audit contemplated by Section 7.10, then such amounts shall be included in the following Quarterly Report of Takeda; provided that only corrections for expenses that have occurred in the previous [***] prior to the date of the notice described in the first sentence of this Section 7.9 shall be eligible for correction.  If the Parties do not agree on the validity or appropriateness of the requested correction, such dispute shall be referred to the Finance Officers for resolution.  For the avoidance of doubt, neither Party shall have final decision‑making authority with respect to the validity or appropriateness of the requested correction.

7.10Audit

.  Takeda will maintain complete and accurate records in sufficient detail to permit Ovid to confirm the accuracy of the calculation of payments under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the end of the Calendar Year to which they pertain for examination at the expense of Ovid and, not more often than [***] each Calendar Year, by an independent certified public accountant selected by Ovid and reasonably acceptable to Takeda, for the sole purpose of verifying the accuracy of the financial reports furnished by Takeda pursuant to this Agreement.  Any such auditor shall not disclose Takeda’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Takeda or the amount of payments due by Takeda under this Agreement during the prior [***].  Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 7.11) from the original due date.  Any amounts shown to have been overpaid shall be refunded within [***] from the accountant’s report.  Ovid shall bear the full cost of such audit unless such audit discloses an underpayment by Takeda of more than [***] of the amount due, in which case Takeda shall bear the full cost of such audit.

7.11Manner of Payment, Late Payment

.  All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by such Party.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [***] over the then-current U.S. Prime Rate (PRIME:IND) quoted by Bloomberg or the maximum rate allowable by Applicable Laws, whichever is lower.

7.12Finance and Accounting Working Group

.  The Parties shall cooperate with each other to achieve the finance and accounting objectives contemplated herein in a timely, accurate and responsive manner.  The Parties shall establish a finance and accounting working group to manage financial and accounting affairs related to the Products, which, for at least [***] after the Effective Date, shall meet [***] unless otherwise agreed upon by the Parties.

Article 8–– RIGHTS TO PARTICIPATE

8.1Royalty Monetization Transaction Right of Offer.

(a)Royalty Monetization Transactions.  Neither Ovid nor any of its Affiliates shall effect any Royalty Monetization Transaction during the Term except in compliance with the procedures set forth in this Section 8.1 (as well as other applicable provisions of this Agreement). For purposes of this Section 8.1, a “Royalty Monetization Transaction” means any transaction or series of related transactions pursuant to which Ovid and/or any of its Affiliates sells, assigns or transfers the right to receive or raises finance in respect of or otherwise monetizes in any way the Milestone Payments and/or the Royalty Payments.

(b)Grant

.  If during the Term Ovid and/or any of its Affiliates proposes to effect any Royalty Monetization Transaction, Ovid and/or such Affiliate may effect such Royalty Monetization Transaction, provided that Ovid shall first give Takeda notice of such intent and the right to participate in the process for such Royalty Monetization Transaction.

(c)Right of Offer

.

(i)If Ovid has a bona fide intention to effect any Royalty Monetization Transaction, Ovid shall give notice in writing (the “Royalty Monetization Notice”) to Takeda of the proposed transaction promptly following Ovid’s determination to engage in negotiations with a Third Party with respect to such Royalty Monetization Transaction.

(ii)Upon receipt of the Royalty Monetization Notice, Takeda and/or any of its Affiliates or designees shall have the right, but not the obligation, for a period of [***] following receipt of the Royalty Monetization Notice (the “Royalty Monetization Period”), to offer to participate in the Royalty Monetization Transaction process.  Ovid shall not complete a Royalty Monetization Transaction prior to the expiration of the Royalty Monetization Period.

(d)Completion of Transaction

.  If Takeda elects to participate in the Royalty Monetization Transaction process, Ovid shall negotiate with Takeda on a non-exclusive basis the terms of such Royalty Monetization Transaction, provided, that Ovid shall have the right at any time to complete the Royalty Monetization Transaction with a Third Party or cease negotiations with Takeda with respect thereto.

8.2Divestment Transaction Right of Offer.

(a)Divestment Transactions.  Neither Takeda nor any of its Affiliates shall effect any Divestment Transaction during the Term except in compliance with the procedures set forth in this Section 8.2 (as well as other applicable provisions of this Agreement). For purposes of this Section 8.2, a “Divestment Transaction” means any transaction or series of related transactions pursuant to which Takeda and/or any of its Affiliates sells, assigns or transfers, all or substantially all of the Takeda Intellectual Property, or exclusively licenses or exclusively sublicenses to any Third Party any Takeda Intellectual Property or Ovid Intellectual Property in the Field to Exploit any Product in the United States.

(b)Grant

.  If during the Term Takeda and/or any of its Affiliates proposes to effect any Divestment Transaction, Takeda and/or such Affiliate may effect such Divestment Transaction, provided that Takeda shall first give Ovid notice of such intent and the right to participate in the process for such Divestment Transaction in accordance with this Section 8.2.

(c)Right of Offer

.

(i)If Takeda has a bona fide intention to effect any Divestment Transaction, Takeda shall give notice in writing (the “Divestment Notice”) to Ovid of the proposed transaction promptly following Takeda’s determination to engage in negotiations with a Third Party with respect to such Divestment Transaction.

(ii)Upon receipt of the Divestment Notice, Ovid shall have the right, but not the obligation, for a period of [***] following receipt of the Divestment Notice (the “Divestment Period”), to offer to participate in the Divestment Transaction process.  Takeda shall not complete a Divestment Transaction prior to the expiration of the Divestment Period.

(d)Completion of Transaction

.  If Ovid elects to participate in the Divestment Transaction process, Takeda shall negotiate with Ovid on a non-exclusive basis the terms of such Divestment Transaction, provided, that Takeda shall have the right at any time to complete the Divestment Transaction with a Third Party or cease negotiations with Ovid with respect thereto.

Article 9– INTELLECTUAL PROPERTY MATTERS

9.1Ownership of Inventions

.  Takeda shall retain ownership of the Takeda Intellectual Property.  Subject to the licenses set forth in Article 4, Ovid shall retain ownership of the Ovid Intellectual Property.

Article 10– REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1Mutual Representations and Warranties

.  Each of the Parties hereby represents and warrants to the other Party as of the Effective Date that:

(a)Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)Binding Agreement.  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered in a proceeding at law or in equity).

(c)Authorization.  The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Laws or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d)No Further Approval.  No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Regulatory Authorities necessary for the Exploitation of the Compounds and the Products as contemplated hereunder and compliance with and filings under the HSR Act).

(e)No Inconsistent Obligations.  Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2Additional Representations and Warranties of Ovid

.  Ovid represents and warrants as of the Effective Date to Takeda that:

(a)Schedule 10.2(a) sets forth a full and complete list of all agreements to which Ovid, or its Affiliate, and a Third Party are parties, and that cover or govern the Exploitation, Development, Commercialization and Manufacturing activities conducted in connection with a Product.

(b)Schedule 10.2(b) sets forth a full and complete list of all of the Joint IP.

(c)Other than the Joint IP, neither Ovid nor its Affiliates own or Control (i) any Inventions or (ii) any Patents or other intellectual property rights (A) that cover the composition of matter or any method of use of the Lead Compound, (B) that are reasonably necessary to Exploit the Compound or a Product in the Field in the Territory or (C) that are (or were) used by Ovid prior to the Effective Date in the Exploitation of a Compound or a Product in the Field.

(d)Neither Ovid nor its Affiliates has any rights in, to or under any Product Trademarks.

(e)Except as set forth in Schedule 10.2(e), neither Ovid nor its Affiliates have granted any license, sublicense or any other rights to any Third Party that cover or govern the Exploitation, Development, Commercialization or Manufacturing activities conducted in connection with a Product prior to the Closing Date, including under the Takeda Intellectual Property or the Ovid Intellectual Property.

(f)Neither Ovid nor its Affiliates have received any license, sublicense or other grant of rights from any Third Party under any intellectual property rights in connection with the Exploitation of any Product in the Territory or any other matters contemplated by the Collaboration Agreement.

(g)Ovid is the sole and exclusive owner of the entire right, title and interest in the Ovid Intellectual Property, free of any encumbrance, lien, or claim of ownership by any Third Party.

(h)The Ovid Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.  To the knowledge of Ovid, no breach of such confidentiality has been committed by any Third Party.

(i)To Ovid’s knowledge, no claim or litigation in the Territory has been brought or threatened by any Person alleging, and Ovid has no knowledge of any claim, whether or not asserted: (i) that the Ovid Intellectual Property, or the disclosing, copying, making, assigning, practicing, or licensing of the Ovid Intellectual Property, violates, infringes, or otherwise conflicts or interferes with, or would violate, infringe; or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person; or (ii) related to the Exploitation of the Products, including any claims of Product Liabilities, or Patent infringement as of the Effective Date.

(j)None of Ovid nor any of its Affiliates has any inventory of any Product on hand.

(k)None of Ovid nor any of its Affiliates are in possession of any Regulatory Materials directly and solely relating to the Products that have not been provided to Ovid by or on behalf of Takeda or its Affiliates.

10.3NO OTHER REPRESENTATIONS OR WARRANTIES

.  EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 10, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS IN THE TERRITORY.

10.4Standstill Provision

. During the period commencing on the Closing Date and ending on [***] (the “Standstill Period”), neither Takeda, any of Takeda’s controlled Affiliates nor any of Takeda’s representatives acting on behalf of or in concert with Takeda will, in any manner, directly or indirectly:

(a)make, effect, initiate, cause or participate in (i) [***], (ii) [***] or (iii) [***] or (iv) [***];

(b)[***];

(c)[***];

(d)[***] set forth in Section 10.4(a);

(e)[***] referred to in Sections 10.4(a), (b), (c) or (d);

(f)[***] referred to in Sections 10.4(a), (b), (c), (d) or (e) [***];

(g)[***]; or

(h)[***] set forth in this Section 10.4 (including this clause (h)).

Notwithstanding any other provision of this Agreement to the contrary, (i) nothing in this Section 10.4 will [***] and (ii) this Section 10.4 shall terminate upon a Fundamental Change Event. “Fundamental Change Event” means the date that Ovid enters into a definitive written agreement with any Person other than the Takeda (or any of its Affiliates) to consummate a merger, consolidation or similar transaction pursuant to which (1) any Person other than the Takeda (or any of its Affiliates) will acquire [***] or more of the outstanding voting stock of Ovid or (2) Ovid and its subsidiaries will sell to any Person other than the Takeda (or any of its Affiliates) all or substantially all of the consolidated assets of Ovid and its consolidated subsidiaries.  The expiration of the Standstill Period will not terminate or otherwise affect any other of the provisions of this Agreement.  [***] means that [***].

During the Standstill Period, [***] Ovid shall permit [***].

10.5Restrictions on Transfer.

(a)During the period commencing on the Effective Date and ending on the earlier of (i) [***] and (ii) the date upon which Takeda owns [***] of the outstanding capital stock of Ovid (the “Restricted Period”), Takeda will not, and will cause its controlled Affiliates not to, Transfer any Shares or any other Ovid securities owned or held by Takeda (or an Affiliate); provided, however, that Takeda shall be permitted to Transfer any portion or all of its Shares, or any other Ovid securities, acquired by Takeda (or an Affiliate) after the Effective Date, at any time under the following circumstances:

(i)Transfers to an Affiliate of Takeda, but only upon notice in writing to Ovid and provided the transferee agrees in writing for the benefit of Ovid (in form and substance satisfactory to Ovid) to be bound by the terms and conditions of this Agreement and if the transferee and the transferor agree for the express benefit of Ovid that the transferee shall Transfer Shares so Transferred back to the transferor at or before such time the transferee ceases to be an Affiliate of the transferor.

(ii)Transfers that have been approved in writing by Ovid’s board of directors.

(b)Notwithstanding Sections 10.5(a) and (d), commencing [***] after the Effective Date and until the end of the Restricted Period, in each fiscal quarter, Takeda may transfer up to an aggregate of [***] of Ovid’s capital stock outstanding on the first day of fiscal quarter, provided that the foregoing restriction shall not apply once Takeda owns less than [***] of the outstanding capital stock of Ovid.

(c)Following the Restricted Period, and for so long as Takeda owns [***] of the outstanding capital stock of Ovid, on each Business Day, Takeda may Transfer Shares or other Ovid securities in an aggregate amount not to exceed [***] of Ovid’s daily total share volume traded on the Nasdaq Global Select Market, or such other stock exchange on which Ovid’s securities are listed, on such Business Day, provided that the aggregate number of Shares or other Ovid securities that Takeda Transfers in any calendar month shall not exceed [***] of Ovid’s capital stock outstanding on the first day of such month.  For clarity, the foregoing restriction shall not apply once Takeda owns less than [***] of the outstanding capital stock of Ovid.

(d)In the event of any Transfer by Takeda of its Shares or its other Ovid securities, Takeda shall notify Ovid in writing of such Transfer. Takeda shall use commercially reasonable efforts to provide such notice prior to effecting any such Transfer, but in any event Takeda shall provide such notice within [***] following such Transfer.  Additionally, in the event of any Transfer by Takeda to an Affiliate of Takeda, the pledgee, transferee or donee shall furnish Ovid with a written agreement to be bound by the provisions of Sections 10.4 through 10.6 of this Agreement (the “Transferee Agreement”).  In addition to any other conditions set forth in this Agreement or as otherwise required by Ovid, such Transfer to an Affiliate of Takeda shall not be valid unless and until Ovid receives the Transferee Agreement.

10.6Voting of Shares

.

(a)Until the earlier of (a) the expiration of the Standstill Period and (b) the first date on which Takeda beneficially owns less than [***] of the outstanding voting power of Ovid (the “Voting Agreement Duration”), in any vote or action by written consent of the stockholders of Ovid on a matter that requires the vote of such stockholders, Takeda shall, and shall cause its controlled Affiliates to, vote (in person, by proxy or by action by written consent, as applicable) with respect to all voting securities of Ovid as to which it is entitled to vote in accordance with the recommendations of Ovid’s board of directors, if any; [***]. During the Voting Agreement Duration, Takeda shall be, and shall cause each of its controlled Affiliates to be, present in person or represented by proxy at all meetings of stockholders of Ovid to the extent necessary so that all voting securities of Ovid as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

(b)Solely in the event of a failure by Takeda to act in accordance with Takeda’s obligations as to voting or executing a written consent pursuant to this Section 10.6, Takeda hereby irrevocably grants to and appoints [***], in his/her capacity as [***], Takeda’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Takeda, to represent, vote and otherwise act (by voting at any meeting of stockholders of Ovid, by written consent in lieu thereof or otherwise) with respect to the voting securities of Ovid owned or held by Takeda during the Voting Agreement Duration, to the same extent and with the same effect as Takeda might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 10.6 is coupled with an interest and shall be irrevocable.  Takeda will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Takeda hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 10.6, and no subsequent proxy (whether revocable and irrevocable) or power of attorney shall be given by Takeda.  Notwithstanding the foregoing, upon expiration of the Voting Agreement Duration, this proxy shall terminate.

10.7Exclusivity.

(a)During the period between the Effective Date and the Closing Date (the “Pre-Closing Period”), other than with respect to the transactions contemplated hereby, Ovid will not, and will neither authorize nor permit any of its directors, officers, employees, stockholders, affiliates, representatives or agents (collectively, “Ovid Representatives”) to, directly or indirectly, except with the prior written consent of Takeda, [***].  Ovid agrees that it will not accept or enter into any agreement, arrangement or understanding regarding any [***] with any party (other than Takeda) during the Pre-Closing Period.  Notwithstanding the foregoing, subject to Ovid’s notification obligations in Section 10.7(b), the restrictions set forth in clauses (ii), (iii) and (iv) of this Section 10.7(a) shall not apply to any inquiry, proposal or offer regarding any [***], provided that such any inquiry, proposal or offer is not initiated or solicited by or on behalf of Ovid or any affiliate of Ovid.  For purposes of this Section 10.7, [***] means [***].

(b)Furthermore, if, during the Pre-Closing Period, Ovid or any of the Ovid Representatives receives any inquiry, proposal or offer regarding an Acquisition Transaction, Ovid will promptly (and in any event within [***]) notify Takeda of the general terms and conditions of such inquiry, proposal, offer or request.  For purposes of this Section 10.7, “Acquisition Transaction” means any merger or consolidation with or involving Ovid or any of its subsidiaries or any direct or indirect acquisition or sale of all or substantially all of (1) the equity securities of Ovid, or (2) assets of Ovid, including, without limitation, the rights and licenses granted in the Collaboration Agreement to Ovid, the rights and licenses granted to Takeda pursuant to this Agreement, the Compound and all or substantially all of the intellectual property of Ovid.

10.8Additional Covenants

.  Notwithstanding anything to the contrary herein, Ovid shall not repurchase any shares of capital stock if doing so would result in Takeda and its Affiliates beneficially owning more than 19.99% of Ovid’s outstanding capital stock.

Article 11– CONFIDENTIALITY

11.1Nondisclosure

.  Each Party agrees that, during the Term and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall:  (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value; (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 11.1 shall not create or imply any rights or licenses not expressly granted under this Agreement).  Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information that has been identified as a trade secret shall survive such [***] period for so long as such Confidential Information remains protected as a trade secret under Applicable Laws.

11.2Exceptions

.  The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

(a)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b)is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(d)is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;

(e)is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of or access to Confidential Information belonging to the Disclosing Party; or

(f)is the subject of written permission to disclose provided by the Disclosing Party.

11.3Authorized Disclosure

.

(a)Takeda as the Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(i)filing or prosecuting patents as permitted by this Agreement; or

(ii)filing Regulatory Materials in order to obtain or maintain Regulatory Approvals.

(b)Either Party as the Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(i)prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(ii)complying with Applicable Laws or regulations or court or administrative orders;

(iii)to its Affiliates, sublicensees or prospective sublicensees, subcontractors or prospective subcontractors, payors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement and to (i) consultants, attorneys, accountants, and banks, in each case, engaged or working on behalf of the Receiving Party; and (ii) acquirers or potential acquirers, and investors or potential investors, in each case, of the Receiving Party (excluding, in the case of this clause (ii), disclosure of any Confidential Information (other than the terms of this Agreement) specific to or provided by the Disclosing Party), each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 11; provided that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.3(b)(iii) to treat such Confidential Information as required under this Article 11; or

(iv)if and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a)(i) through (b)(ii) of this Section 11.3, it will, except where impracticable or not permitted by Applicable Laws, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure and shall be jointly and severally liable for any breach of this Article 11 by such Person.

11.4Terms of this Agreement

.  The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties.  For clarity, either Party shall be permitted to disclose the terms of this Agreement in accordance with Section 11.3(b)(iii).

11.5Publicity

.  The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit F, which shall be issued at a time to be mutually agreed by the Parties.  Unless required by law or the rules of any securities exchange, each Party agrees not to issue any other press release or other public statement or file any document with the SEC disclosing information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 11.5 without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.  Once any statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 11.5, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party provided such information remains accurate as of such time.  Notwithstanding anything herein to the contrary, either Party may inform its customers, suppliers and business contacts of the licensing of the Products hereunder in the ordinary course of business.

11.6Securities Filings

.  Notwithstanding anything to the contrary in this Article 11, in the event either Party proposes to file with the SEC or the securities regulators of any state or other jurisdiction or any securities exchange a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties not previously disclosed, such Party shall notify the other Party of such intention and shall provide the other Party with a copy of relevant portions of the proposed filing at least [***] prior to such filing other than a Current Report on Form 8‑K which shall be provided [***] prior to such filing (and any material revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related agreements between the Parties or that file this Agreement or any related agreements between the Parties.  The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment with respect to portions of this Agreement or any related agreements between the Parties that the other Party reasonably requests to be kept confidential and shall only disclose the terms and conditions of this Agreement or any related agreements between the Parties or any Confidential Information that it is reasonably advised by counsel is legally required to be disclosed.  No such notice shall be required if the description of or reference to this Agreement or a related agreement between the Parties contained in, or attached as an exhibit to, the proposed filing has been included in any previous filing made by either Party in accordance with this Section 11.6 or otherwise approved by the other Party.

11.7Equitable Relief

.  Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11.

Article 12– TERM AND TERMINATION

12.1Term

.  Except as expressly provided otherwise, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect until Takeda no longer Develops or Commercializes a Product in the Territory, unless earlier terminated by agreement of the Parties (the “Term”).

12.2Termination

.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a)by the mutual written consent of Takeda and Ovid; and

(b)by either Takeda or Ovid, if the Closing shall not have occurred on or before May 14, 2021 or such other date that Takeda and Ovid may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 12.2(b) shall not be available to Takeda or Ovid, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date.

12.3Effect of Termination

.  In the event of the termination of this Agreement in accordance with this Article 12:

(a)this Agreement shall forthwith become null and void (except for Article 13, Article 14, Article 16, Sections 10.3, 11.1 through 11.4 (inclusive), 11.6, 11.7 and this Section 12.3, and only in the event of termination pursuant to Section 12.1, Sections 4.1(b), 4.2 through 4.4 (inclusive), 5.1, 6.1 and 9.1 each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)that termination pursuant to this Article 12 shall not relieve either Party from any liability (i) pursuant to the sections specified in Section 12.3(a) that survive termination or (ii) for any breach of this Agreement prior to such termination.

Article 13– DISPUTE RESOLUTION

13.1Exclusive Dispute Resolution Mechanism

.  The Parties agree that the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute,” and collectively, the “Disputes”) that is not resolved through good faith negotiation between the Parties.

13.2Resolution by Executive Officers

.  Except as otherwise provided in this Section 13.2, in the event of any Dispute the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  In the event that such Dispute is not resolved on an informal basis within [***] after receipt of writing notice of such Dispute by a Party, either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer (or his/her delegate) of the other Party for attempted resolution by good faith negotiation.

13.3Litigation

.  Any unresolved Dispute which was subject to Section 13.2, shall be brought exclusively in a court of competent jurisdiction, federal or state, located in Cook County, Illinois, and in no other jurisdiction.  Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court.

13.4Preliminary Injunctions

.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

13.5Payment Tolling

.  During the pendency of any dispute resolution proceeding between the Parties under this Article 13, the obligation to make any disputed portion of a payment under this Agreement from one Party to the other Party shall be tolled until the final outcome of such Dispute has been established.

13.6WAIVER OF RIGHT TO JURY TRIAL

.  IN CONNECTION WITH THE PARTIES’ RIGHTS UNDER SECTION 13.3, EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE

TRANSACTIONS IT CONTEMPLATES.  THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Article 14– INDEMNIFICATION

14.1Indemnification by Ovid

.  Ovid hereby agrees to defend, indemnify and hold harmless Takeda and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Takeda Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, the “Losses”), to which any Takeda Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Claim alleges Losses arising directly or indirectly out of (a) the breach by Ovid of any warranty, representation, covenant or agreement made by Ovid in this Agreement or any Ancillary Agreement, (b) the willful misconduct or grossly negligent acts of any Ovid Indemnitee or (c) the practice by Ovid or its Affiliates or its sublicensees of any license granted to it under Section 2.3(c)(iv); except to the extent such Losses arise directly or indirectly from a breach by Takeda described in Section 14.2.

14.2Indemnification by Takeda

.  Takeda hereby agrees to defend, indemnify and hold harmless Ovid and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, an “Ovid Indemnitee”) from and against any and all Losses to which any Ovid Indemnitee may become subject as a result of any Claim to the extent such Claim alleges Losses arising directly or indirectly out of (a) the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement or any Ancillary Agreement, (b) the Exploitation, Development, Manufacture, or Commercialization of Products by Takeda, its Affiliates and their respective (sub)licensees on or after the Closing Date, or (c) the willful misconduct or grossly negligent acts of any Takeda Indemnitee; except to the extent such Losses arise directly or indirectly from a breach by Ovid described in Section 14.1.

14.3Indemnification Procedures

.

(a)Notice.  Promptly after a Takeda Indemnitee or a Ovid Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 14.1 or 14.2, as applicable (the “Indemnifying Party”).  However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b)Defense.  Upon receipt of notice under Section 14.3(a) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend such Claim, at its own expense and by counsel reasonably satisfactory to Indemnitee.  The Indemnifying Party will promptly (and in any event not more than [***] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 14 and of its intention either to compromise or defend such Claim.  Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable costs of investigation and cooperation.  However, the Indemnitee will have the right to employ separate counsel and to participate in the defense of a Claim at its own expense.

(c)Cooperation.  The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.  The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d)Settlement.  If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld, conditioned or delayed), unless:  (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected.  If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 14.

14.4LIMITATION OF LIABILITY

.  EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS Article 14 (INDEMNIFICATION), AND ANY BREACH OF Article 11 (CONFIDENTIALITY), OR Article 15 (NON-COMPETITION), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS (EXCEPT TO THE EXTENT OPERATING PROFITS ARE DUE AND OWING SUCH PARTY HEREUNDER), LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

Article 15– NON-COMPETITION

15.1Non-Competition

. During the period commencing on the Effective Date and ending on the [***] of the Closing Date, neither Party shall, and each Party shall cause its Affiliates not to, [***], provided that the foregoing shall not be interpreted to limit any activities of Takeda with respect to the Product either within or outside the United States.  Notwithstanding the foregoing, the obligations of either Party under this Section 15.1 shall cease upon the consummation of a Change of Control of Ovid by (or with) a Third Party that [***], unless such Third Party acquirer agrees in writing to either [***], in either case, within [***] of such acquisition.  Additionally, neither Party shall be in breach of this Section 15.1 by acquiring, merging or consolidating with a Third Party (other than a Change of Control of Ovid) that [***];

provided that if [***], such Party shall, unless the other Party agrees to the contrary, within [***] of such acquisition, either [***].  For purposes of this Section 15.1, all references to “Product” in the definitions of “Development”, “Develop”, “Commercialize”, and “Commercialization” shall be deemed to refer to “Competing Product”. For the purposes of this Section 15.1, the [***] shall mean [***].

Article 16– MISCELLANEOUS

16.1Notice

.  Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by a recognized overnight delivery service, costs prepaid, or by facsimile (with transmission confirmed), to the following addresses or to such other addresses as a Party may designate by written notice in accordance with this Section 16.1:

If to Takeda:

Takeda Pharmaceutical Company Limited

1-1, Doshomachi 4-chome,

Chuo-ku, Osaka 540-8645

Attention: General Counsel, Legal Department

Facsimile:

Copy to:

Takeda Pharmaceuticals U.S.A., Inc.

95 Hayden Ave

Lexington, MA 02421

Attention: Regional General Counsel

Facsimile:

If to Ovid:

Ovid Therapeutics

1460 Broadway, Suite 15021

New York, NY 10036

Attention: Chief Business and Financial Officer

Copy to:

Ovid Therapeutics

1460 Broadway, Suite 15021

New York, NY 10036

Attention: General and/or Patent Counsel

16.2Designation of Affiliates

.  Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.3Assignment

.  Ovid may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of Takeda, except that Ovid may make such an assignment without Takeda’s consent (a) in connection with a Royalty Monetization Transaction (solely with respect to Ovid’s right to receive the applicable payments), (b) in whole to an Affiliate of Ovid, and (c) in whole and with written notice to Takeda, in connection with a Change of Control of Ovid; provided that any assignment pursuant to clauses (b) or (c) must be to the assignee of all of the Ovid Intellectual Property.  Takeda may assign this Agreement and its rights and obligations hereunder without Ovid’s consent in connection with any transfer of this Agreement or any rights hereunder to any of its Affiliate or any Third Party.  Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.3 shall be null, void and of no legal effect.

16.4Severability

.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.5English Language

.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement, shall be in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

16.6Waiver and Non-Exclusion of Remedies

.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Laws or otherwise available except as expressly set forth herein.

16.7Further Assurance

.

(a)Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

(b)Ovid and Takeda acknowledge that, after the Closing Date, the prosecution, enforcement, defense or maintenance of the Joint IP may require the provision of assistance from employees or independent contractors, as applicable, of Ovid or its Affiliates who were involved in invention, reduction to practice, research, development or engineering activities related to the Joint IP, including employees or independent contractors who were inventors or joint inventors thereof (the “Relevant Service Providers”).  In the event Takeda wishes for such Relevant Service Providers to provide such assistance after the Closing Date, Takeda shall so request in a written notice to Ovid describing the requested assistance.  Provided any such Relevant Service Providers is still employed by Takeda or its Affiliates at the time of such request, Ovid shall, or shall cause the Relevant Service Providers, or cause its applicable Affiliate to cause such Relevant Service Providers, to cooperate with Takeda.  The nature of the consultations with the Relevant Service Providers shall be limited to items reasonably known or accessible to such Relevant Service Providers and reasonably necessary for the prosecution, enforcement, defense or maintenance of the relevant intellectual property rights, including elaboration on the details of the invention, the dates of conception, the extent of the involvement of joint inventors (if any), the review of Patent specification and Patent claims for accuracy and identification of prior art that may need to be disclosed to the Governmental Authority with which a given patent application has been filed (taking into account relevant disclosure obligations).  Without limiting the foregoing, Takeda shall, and shall cause its relevant Affiliates to (i) use commercially reasonable efforts to take actions and execute and deliver documents that Ovid may reasonably request in connection with prosecution, enforcement, defense or maintenance of the Joint IP and perfection of Takeda’s title in, to and under the Joint IP (including, in each case, causing Relevant Service Providers to execute all affidavits, testimonies, declarations, oaths and other documents) and (ii) furnish to Takeda, at Takeda’s reasonable expense, such technical or other information about the inventions claimed in any Joint IP as may reasonably be requested by Takeda in order to further prosecute, defend, enforce or maintain the Joint IP.

16.8Relationship of the Parties

.  It is expressly agreed that Takeda, on the one hand, and Ovid, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Takeda nor Ovid shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be for the account and expense of such Party.

16.9Counterparts

.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

16.10Construction

.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.  Whenever this Agreement refers to a number of days, such number refers to calendar days.  The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

16.11Governing Laws

.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

16.12Entire Agreement

.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.  In the event of any inconsistency between the body of this Agreement and the Exhibits to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit, with express reference to the terms of this Agreement to be superseded, the terms contained in this Agreement shall control.  In the event of any inconsistency between this Agreement and the Collaboration Agreement, the terms contained in this Agreement shall control.

16.13Headings

.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

SIGNATURE PAGE FOLLOWS

The Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:/s/ Kentaro Kume
Name: Kentaro Kume
Title:  Head of Strategy & Operations/APAC
                    Center for External Innovation

OVID THERAPEUTICS INC.

By:/s/ Jeremy Levin
Name:  Jeremy Levin
Title:  Chairman and CEO

[Signature Page to Royalty, License and Termination Agreement]

EXHIBIT A

CHEMICAL COMPOUND

[***]

EXHIBIT B

PRODUCT INDS

[***]

EXHIBIT C

OVID PATENTS

[***]

EXHIBIT D

TAKEDA PATENTS

[***]

EXHIBIT E

OVID INTELLECTUAL PROPERTY

[***]

EXHIBIT F

PRESS RELEASE

[See attached]